Exhibit i

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

June 23, 2020

Hartford Series Fund, Inc.
690 Lee Road
Wayne, Pennsylvania 19087

Re:	Registration Statement on Form N-1A

1933 Act File No. 333-45431

1940 Act File No. 811-08629

Ladies and Gentlemen:

We have acted as special Maryland counsel to Hartford Series Fund, Inc. (the “Company”), a corporation formed under the laws of Maryland, with respect to its series Hartford Disciplined Equity HLS Fund (the “Fund”), in connection with Post-Effective Amendment No. 131 to the Company’s Registration Statement (“Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (“Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”) relating to the Class IC shares (the “Shares”) of the Fund, and the Investment Company Act of 1940, as amended (the “1940 Act”). This opinion letter is being delivered in connection with the Registration Statement.

In connection with rendering the opinions set forth herein, we have examined the following documents: (1) the Articles of Restatement for the Company, along with any amendments or supplements thereto, as certified by the Maryland State Department of Assessments and Taxation (“Articles”); (2) the Amended and Restated By-laws of the Company, along with any amendments or supplements thereto as certified by a duly authorized officer of the Company (“By-laws”); (3) resolutions of the Board of Directors of the Company with respect to the authorization of the issuance and sale of the Shares (“Resolutions”); (4) a Certificate of Status from the Maryland State Department of Assessments and Taxation; (5) Post-Effective Amendment No. 131 to the Registration Statement, substantially in the form transmitted to the Commission on or about the date hereof; (6) a certificate executed by an officer of the Company, dated on or about the date hereof (“Certificate”) and (7) such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

As to certain matters of fact material to this opinion, we have, where such facts were not independently known to us, relied exclusively and without independent verification, on the representations and warranties made in the Certificate. In the course of our representation of the Company, nothing has come to our attention which leads us to believe that any such reliance was unreasonable.

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www.pepperlaw.com

Hartford Series Fund, Inc.

June 23, 2020

We note that to the extent that our opinion is based on matters known to us or of which we have knowledge, such knowledge is based solely upon the conscious awareness, without investigation or inquiry of any kind, of the current partners and associates of Pepper Hamilton LLP who have devoted substantive attention to the matters discussed herein.

Based upon and subject to the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

(a)	the Company is a corporation duly formed and in good standing under the laws of the State of Maryland; and

(b)	the issuance of the Shares has been duly authorized and, when and if issued and delivered against payment of net asset value therefor in accordance with the Resolutions and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

In rendering such opinions, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that (i) the Articles, By-laws, and Resolutions, will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; (ii) there will not have been any changes in applicable law or any other facts or circumstances relating to the Company or the Shares as of the date of the issuance of the Shares; and (iii) upon any issuance of Shares, the total number of shares of each series and class of common stock of the Company issued and outstanding will not exceed the total number of shares of each series and class of common stock that the Company is authorized to issue under the Articles.

Our opinions are limited to matters governed by the laws of the State of Maryland. We do not purport to express, and do not express, any opinion herein with respect to the laws of any other state or jurisdiction. To the extent that any of the Articles, By-laws, Resolutions, or Registration Statement refer to, incorporate or require compliance with the 1940 Act or any other internal law or regulation applicable to the Company, except for the internal substantive laws of the State of Maryland, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Company.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made. This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Hartford Series Fund, Inc.

June 23, 2020

This opinion is rendered as of the date hereof and we assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur. Our opinion, as expressed herein, is solely for the benefit of the addressee, and unless we give our prior written consent (which may be withheld for any reason or no reason), neither our opinion nor this opinion letter may be quoted in whole or in part or be relied upon by any other person or entity.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP